Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Guaranty Bancorp of our report dated February 18, 2015 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Guaranty Bancorp for the year ended December 31, 2014.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois May 5, 2015